Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Jim Mackaness
Chief Financial Officer
650 940-4700

November 12, 2009

Mountain View, California

IRIDEX Reports Third Quarter 2009 Financial Results

Third Consecutive Profitable Quarter

IRIDEX Corporation (Nasdaq: IRIX) today reported financial results for the third quarter of 2009 ended October 3, 2009.

For the third quarter of 2009, the Company recorded a net profit of $0.6 million or $0.07 per diluted share compared to a net loss of $0.2 million or $(0.03) per diluted share for the third quarter of 2008. Revenue for the third quarter of 2009 was $10.4 million, a 13.2% decrease from the $12.0 million reported for the third quarter of 2008. However, gross margins improved to 49.2% from 41.6% and cash generated from operations was $2.4 million compared to a decrease of $0.9 million.

“Our cash generation remains excellent, we have generated $5.2 million in cash from operations for the year to date and our cash balance now stands at $7.9 million and we have reduced our debt from $6.0 million to $3.5 million” stated Mr. Theodore A. Boutacoff, President and CEO. “We continue to see the benefits of creating a very efficient and scalable business.”

“We have recorded our third consecutive quarter of profitability which is an outstanding achievement given the current economy. Of particular note, we have been profitable at the operating income level for three consecutive quarters, generating $1.0 million in operating income this quarter and $1.7 million year to date. Although our revenues were down, the majority of the decrease was in our aesthetics and OEM businesses and we were pleased to see a rebound in demand for ophthalmology systems domestically. Our margins have improved and we are controlling our operating expenses well.”

“Looking forward, the outlook for our business is improving. We had a very successful American Academy of Ophthalmology where we introduced two new products; the Dual Port IQ 532 green laser system and the Modular Multi-wavelength laser solution. In addition, our recently introduced IQ 577 yellow laser was featured in a number of physician presentations which outlined the significant clinical and patient benefits of the product. We believe these products and their acceptance, together with other initiatives we are undertaking, provide us with growth opportunities for 2010.”

Conference Call

IRIDEX management will conduct a conference call later today, Thursday, November 12, 2009 at 5:00 p.m. Eastern Time. Interested parties may access the live conference call via telephone by dialing (888) 561-1721 (U.S.) or (480) 629-9868 (International) and quoting Conference ID 4181294, or by visiting the Company’s website at www.iridex.com. A telephone replay will be available beginning on Thursday, November 12, 2009 through Thursday, November 19, 2009 by dialing (800) 406-7325 (U.S.) or (303) 590-3030 (International) and entering Access Code 4181294. In addition, later today an archived version of the webcast will be available on the Company’s website at www.iridex.com.

About IRIDEX

IRIDEX Corporation was founded in 1989 and is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems and delivery devices. We provide solutions for multiple specialties, including ophthalmology, dermatology and otolaryngology. We maintain a deep commitment to the success of our customers, with comprehensive technical, clinical, and service support programs. IRIDEX is dedicated to a standard of excellence, offering superior technology for superior results. IRIDEX products are sold in the United States through a direct sales force and internationally through a combination of a direct sales force and a network of approximately 100 independent distributors into 107 countries. For further information, visit the Company’s website at http://www.iridex.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Act of 1934, as amended, relating to the Company’s products, growth strategy and prospects. Please see a detailed description of these and other risks contained in our Quarterly Report on From 10-Q for the quarter ended October 3, 2009 and our Annual Report on Form 10-K for the fiscal year ended January 3, 2009, each of which was filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

IRIDEX Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	October 3, 2009	September 27, 2008	October 3, 2009	September 27, 2008
Revenues	$10,400	$11,987	$31,649	$36,383
Cost of revenues	5,278	6,997	16,650	21,257

Gross profit	5,122	4,990	14,999	15,126
Operating expenses:
Research and development	888	972	2,635	2,995
Sales and marketing	2,204	2,732	6,766	8,011
General and administrative	1,061	1,516	3,867	5,345

Total operating expenses	4,153	5,220	13,268	16,351

Income (loss) from operations	969	(230)	1,731	(1,225)
Legal settlement	—	—	800	800
Interest and other expense, net	(64)	(54)	(197)	(426)

Income (loss) before income taxes	905	(284)	2,334	(851)
Provision for (benefit from) income taxes	259	(35)	266	16

Net income (loss)	$646	$(249)	$2,068	$(867)

Net income (loss) per share - basic and diluted	$0.07	$(0.03)	$0.23	$(0.10)

Shares used in computing net income (loss) per share - basic	8,845	8,824	8,845	8,824

Shares used in computing net income (loss) per share - diluted	8,900	8,824	9,003	8,824

IRIDEX Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	October 3, 2009	January 3, 2009
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$7,884	$5,307
Accounts receivable, net	7,148	8,199
Inventories, net	9,666	11,644
Prepaids and other current assets	489	540

Total current assets	25,187	25,690
Property and equipment, net	547	832
Other intangible assets, net	1,233	1,474
Other long term assets	357	229

Total assets	27,324	28,225

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$1,314	$2,415
Bank line of credit	3,500	6,000
Accrued compensation	2,157	1,729
Accrued expenses	2,147	2,249
Accrued warranty	1,168	1,345
Deferred revenue	2,713	2,741

Total current liabilities	12,999	16,479

Stockholders’ Equity:
Convertible preferred stock	5	5
Common Stock	89	89
Additional paid-in capital	39,657	39,105
Accumulated other comprehensive loss	(233)	(192)
Treasury stock, at cost	(430)	(430)
Accumulated deficit	(24,763)	(26,831)

Total stockholders’ equity	14,325	11,746

Total liabilities and stockholders’ equity	$27,324	$28,225